Exhibit 99.1

Jazz Pharmaceuticals, Inc. Announces Fourth Quarter and Full Year 2007

Financial Results

—  Annual Xyrem® Net Sales Increase 34 Percent

—  Investor Day Scheduled for March 13, 2008

PALO ALTO, Calif., February 13, 2008 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the fourth quarter and full year ended December 31, 2007.

Total revenues for the quarter ended December 31, 2007 were $15.5 million, compared to $12.4 million for the quarter ended December 31, 2006. Total revenues for the year ended December 31, 2007 increased 46 percent to $65.3 million, compared to $44.9 million for the year ended December 31, 2006. Xyrem® (sodium oxybate oral solution) net sales for the quarter ended December 31, 2007 increased 38 percent to $11.1 million, compared with $8.1 million for the last quarter of 2006. Xyrem net sales for the year ended December 31, 2007 increased 34 percent to $39.0 million, compared with $29.0 million for the year ended December 31, 2006.

“We are very pleased with the momentum we achieved in 2007. Our focus in 2008 will be on execution, including the planned commercial launch of LUVOX® CR in the first quarter of 2008 after anticipated FDA approval,” said Samuel R. Saks, M.D., Chief Executive Officer. “Our portfolio of development-stage product candidates is making steady progress and we believe that our development efforts will lead to important new products for patients and caregivers.”

Jazz Pharmaceuticals’ net loss for the fourth quarter of 2007 was $60.0 million, compared to a net loss of $20.5 million for the fourth quarter of 2006. For the year ended December 31, 2007, the company’s net loss was $138.8 million, compared to a net loss of $59.4 million for the year ended December 31, 2006. Net loss for the year ended December 31, 2007 included:

•	a $20.2 million non-cash reduction in the carrying value of the intangible asset related to Antizol® (fomepizole) as a result of the approval and introduction of a generic competitor;

•	a $17.5 million charge related to a previously announced settlement with the United States government, of which $1.0 million was paid in 2007;

•	$9.5 million of contract revenue resulting from milestone payments under Jazz Pharmaceuticals’ agreement with UCB; and

•	a $5.1 million gain on the divestiture of Cystadane® (betaine anhydrous for oral solution).

Net loss for the year ended December 31, 2006 included a $31.6 million non-cash gain on extinguishment of a development financing obligation in connection with a terminated development program.

Research and development expenses for the quarter ended December 31, 2007 were $20.5 million, compared to $13.0 million for the quarter ended December 31, 2006. For the year ended December 31, 2007, research and development expenses were $69.8 million, compared to $55.0 million for the year ended December 31, 2006. The increase in research and development expenses in 2007 reflects expanded Phase III clinical trial activities for JZP-6, LUVOX CR scale-up and manufacturing costs and increased headcount.

Selling, general and administrative expenses for the quarter ended December 31, 2007 were $28.0 million, compared to $12.5 million for the quarter ended December 31, 2006. For the year ended December 31, 2007, selling, general and administrative expenses were $78.5 million, compared to $51.4 million for the year ended December 31, 2006. The increase in both periods was primarily due to spending in preparation for the anticipated launch of Once-A-Day LUVOX CR (fluvoxamine maleate) Extended-Release Capsules, increased headcount and higher expenses to support the company’s sales force, offset in part by lower legal fees.

Jazz Pharmaceuticals’ unrestricted cash, cash equivalents and marketable securities balance as of December 31, 2007 was $102.9 million. Net operating cash used during the year ended December 31, 2007 was $81.1 million.

Recent Highlights

•

On January 31, 2008, Jazz Pharmaceuticals announced that the U.S. Food and Drug Administration (FDA) had accepted for review the submission of the response by Solvay Pharmaceuticals, Inc. to the FDA approvable letter for LUVOX CR. The FDA notified Solvay Pharmaceuticals that it considered this a complete, class 1 response and the PDUFA action date is February 29, 2008. In an approvable letter received on December 21, 2007, the FDA had requested additional information concerning a chemistry, manufacturing and control (CMC) issue. The approvable letter did not raise any questions related to safety or efficacy of LUVOX CR and included the FDA’s proposed labeling. Jazz Pharmaceuticals and Solvay Pharmaceuticals believe that the response submitted to the FDA on December 28, 2007 fully addressed that CMC issue.

•

Jazz Pharmaceuticals has completed the expansion of its sales force, and now has a total of approximately 200 field sales personnel, including sales management and sales representatives. These individuals are currently in their assigned sales territories promoting Xyrem.

•

In early January 2008, Jazz Pharmaceuticals announced that it had received orphan drug designation from the FDA for its JZP-8 product candidate for the treatment of recurrent acute repetitive seizures. JZP-8 is a novel drug delivery formulation incorporating clonazepam, a widely prescribed benzodiazepine. The product candidate is designed to be a fast-acting intranasal spray for the treatment of recurrent acute repetitive seizures in patients with epilepsy. In December 2007, Jazz Pharmaceuticals dosed the first patient in a Phase II clinical trial of JZP-8.

•

A single dose pharmacokinetic study of a controlled-release formulation of JZP-4, a product candidate for the treatment of partial epilepsy and bipolar disorder, was completed in the fourth quarter of 2007 and Phase II clinical trial activities are underway.

Jazz Pharmaceuticals will be hosting an Investor Day on March 13, 2008 beginning at 10:00 a.m. Eastern Time/7:00 a.m. Pacific Time. The event will include presentations by

Jazz Pharmaceuticals executives and by Dr. Mark H. Pollack, a noted psychiatrist at Massachusetts General Hospital and Professor at Harvard Medical School, who will speak about obsessive compulsive disorder and social anxiety disorder. The event will be available by live audio webcast, and the accompanying presentation materials will also be available on the investor relations section of Jazz Pharmaceuticals’ web site at www.JazzPharmaceuticals.com.

Jazz Pharmaceuticals will host an investor conference call and live audio webcast to discuss its financial results and provide a business update on its commercial and development activities on February 13, 2008 commencing at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The live webcast may be accessed on Jazz Pharmaceuticals’ website at www.JazzPharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. An archived version of the webcast will be available through February 27, 2008. Investors may participate in the conference call by dialing 1-800-299-0148 in the U.S., or 1-617-801-9711 outside the U.S., and entering passcode 72272011. A replay of this call will be available until February 27, 2008 by phone at 1-888-286-8010 (U.S.), or 1-617-801-6888 (international), using the passcode 23908777.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the anticipated regulatory approval and planned commercial launch of LUVOX CR and the continued development of Jazz Pharmaceuticals’ product candidates. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the FDA may not approve LUVOX CR for marketing in the United States; risks related to the launch of LUVOX CR; risks related to the development of Jazz Pharmaceuticals’ product candidates, including the risk that study or clinical trial results may require Jazz Pharmaceuticals to discontinue the development of one or more product candidates; and risks related to the uncertain and time-consuming regulatory approval process. These and other risk factors are discussed under “Risk Factors,” in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on November 9, 2007. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales, net	$14,860	$11,890	$53,536	$43,299
Royalties, net	332	258	1,156	594
Contract revenue	285	301	10,611	963

Total revenues	15,477	12,449	65,303	44,856
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technology)	3,283	1,601	8,903	6,968
Research and development	20,540	13,036	69,792	54,956
Selling, general and administrative	27,958	12,543	78,540	51,384
Intangible asset amortization	2,280	2,400	9,217	9,600
Intangible asset impairment	20,160	—	20,160	—
Provision for government settlement	—	—	17,469	—

Total operating expenses	74,221	29,580	204,081	122,908

Loss from operations	(58,744)	(17,131)	(138,778)	(78,052)
Interest income	1,582	619	5,942	2,307
Interest expense	(3,554)	(3,311)	(13,647)	(14,129)
Other income (expense)	(19)	(712)	1,797	(1,109)
Gain on extinguishment of development financing obligation	—	—	—	31,592
Gain on sale of products	715	—	5,860	—

Net loss	(60,020)	(20,535)	(138,826)	(59,391)
Beneficial conversion feature	—	(18,419)	—	(21,920)

Loss attributable to common stockholders	$(60,020)	$(38,954)	$(138,826)	$(81,311)

Loss per share attributable to common stockholders, basic and diluted	$(2.53)	$(2,043.15)	$(10.04)	$(6,254.69)

Weighted-average common shares used in computing loss per share attributable to common stockholders, basic and diluted	23,694	19	13,829	13

JAZZ PHARMACEUTICALS, INC. SUMMARY OF PRODUCT SALES, NET (In thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Xyrem	$11,120	$8,082	$39,018	$29,049
Antizol	3,740	3,472	14,153	12,813
Cystadane (1)	—	336	365	1,437

Total	$14,860	$11,890	$53,536	$43,299

(1)	Jazz Pharmaceuticals, Inc. sold its rights to Cystadane to an unrelated third party in March 2007.

JAZZ PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$102,945	$78,948
Restricted cash	1,939	275
Accounts receivable, net	5,389	5,380
Inventories	2,213	3,026
Prepaid expenses	3,224	3,447
Other current assets	381	487

Total current assets	116,091	91,563
Property and equipment, net	3,941	2,107
Intangible assets, net	36,040	69,140
Goodwill	38,213	38,213
Long-term restricted cash and investments	12,000	12,000
Other long-term assets	1,269	1,548

Total assets	$207,554	$214,571

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$3,459	$2,191
Accounts payable	2,856	5,443
Accrued liabilities	29,047	12,943
Deferred revenue	1,494	1,422
Preferred stock warrant liability	—	8,521

Total current liabilities	36,856	30,520
Deferred rent and other non-current liabilities	—	534
Non-current portion of deferred revenue	12,468	13,495
Liability under government settlement	14,881	—
Senior secured notes	75,116	74,283
Convertible preferred stock	—	263,852
Common stock subject to repurchase	13,241	8,183
Stockholders’ equity (deficit):
Common stock	2	—
Additional paid-in capital	371,440	1,335
Accumulated other comprehensive income	19	12
Accumulated deficit	(316,469)	(177,643)

Total stockholders’ equity (deficit)	54,992	(176,296)

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$207,554	$214,571

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Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

Jim Karrels, Executive Director, Finance

650-496-2800

investorinfo@jazzpharmaceuticals.com